Exhibit 99.1

Saga Communications, Inc.

Reports 1st Quarter 2023 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI –May 3, 2023 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported that net revenue increased 1.3% to $25.3 million for the quarter ended March 31, 2023 compared to $25.0 million for the same period last year.   Station operating expense increased $1.1 million for the quarter to $21.7 million compared to the same period last year.  A significant part of the increase in station operating expense for the quarter was due to a $272 thousand increase in our self-insured health care costs and a $446 thousand increase in employee compensation including payroll taxes at the station level. After a number of years of holding the Company’s compensation expenses flat, we decided that adjustments in our employee compensation were warranted in consideration of the economic times and inflationary environment. For the quarter, station operating income decreased $770 thousand to $4.8 million, and operating income was $905 thousand compared to $1.7 million for the same quarter last year. Free cash flow was $1.1 million for the quarter compared to $1.9 million for the same period last year. Capital expenditures were $1.4 million for the quarter compared to $923 thousand for the same period last year. We had net income of $920 thousand for the quarter compared to net income of $1.2 million for the first quarter last year.  Diluted earnings per share were $0.15 in the first quarter of 2023.

The Company paid a quarterly dividend of $0.25 per share on April 7, 2023. The aggregate amount of the quarterly dividend was approximately $1.5 million. To date Saga has paid over $108 million in dividends to shareholders since the first special dividend was paid in 2012. The Company intends to declare regular quarterly cash dividends, special dividends, variable dividends and stock buybacks in the future.

The Company’s balance sheet reflects $37.5 million in cash and short-term investments as of March 31, 2023 and $35.0 million as of May 1, 2023. The Company expects to spend approximately $5.0 – $5.5 million for capital expenditures during 2023.

Saga’s 2023 First Quarter conference call will be held on Wednesday, May 3, 2023 at 11:00 a.m.  The dial-in number for the call is (973) 528-0008. Enter conference code 465239.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. on May 3, 2023 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose the Company’s trailing twelve-month consolidated EBITDA and a reconciliation of operating income to station operating income.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  Such non-GAAP measures include same station financial information, free cash flow, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties.  Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 33 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three Months Ended

March 31, 2023 and 2022

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Operating Results
Net operating revenue	$25,304	$24,967
Station operating expense	21,703	20,568
Corporate general and administrative	2,616	2,694
Other operating (income) expense, net	80	(5)
Operating income	905	1,710
Interest expense	43	32
Interest income	(289)	(4)
Other income, net	(119)	(2)
Income before income tax expense	1,270	1,684
Income tax expense	350	480
Net income	$920	$1,204

Earnings per share:
Basic	$0.15	$0.20
Diluted	$0.15	$0.20

Weighted average common shares	6,028	5,948
Weighted average common and common equivalent shares	6,028	5,948

Free Cash Flow
Net income	$920	$1,204
Plus: Depreciation and amortization:
Radio Stations	1,197	1,169
Corporate	40	62
Deferred tax provision	70	80
Non-cash compensation	245	339
Other operating (income) expense, net	80	(5)
Other income, net	(119)	(2)
Less: Capital expenditures	(1,362)	(923)
Free cash flow	$1,071	$1,924

	March 31,
	2023	2022
Balance Sheet Data
Working capital	$38,334	$56,405
Net fixed assets	$53,313	$53,042
Net intangible assets and other assets	$119,435	$119,799
Total assets	$228,539	$245,075
Long-term debt	$—	$—
Stockholders' equity	$178,419	$197,742

Saga Communications, Inc.

Selected Supplemental Financial Data

March 31, 2023

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	3 Months Ended	3 Months Ended	12 Months Ended
	December 31,	March 31,	March 31,	March 31,
	2022	2022	2023	2023
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1)
Net income	$9,202	$1,204	$920	$8,918
Exclusions:
Gain (loss) on sale of assets, net	14	5	(80)	(71)
Gain on insurance proceeds	534	—	—	534
Other income, net	482	15	456	923
Total exclusions	1,030	20	376	1,386
Consolidated adjusted net income (1)	8,172	1,184	544	7,532
Plus:
Interest expense	130	32	43	141
Income tax expense	4,800	480	350	4,670
Depreciation & amortization expense	5,171	1,231	1,237	5,177
Non-cash compensation	1,858	339	245	1,764
Trailing twelve month consolidated EBITDA (1)	$20,131	$3,266	$2,419	$19,284

(1)	As defined in the Company's credit facility.

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three Months Ended

March 31, 2023 and 2022

(amounts in 000’s)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Operating income to station operating income reconciliation:
Operating income	$905	$1,710
Plus:
Corporate general and administrative	2,616	2,694
Other operating (income) expense, net	80	(5)
Station depreciation and amortization	1,197	1,169
Station operating income	$4,798	$5,568